EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2019, by and between 301 HW Opus HoldCo, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”), and Robert Connors (the “Executive”).
RECITALS
A.The Company is, concurrently with the execution and delivery of this Agreement, entering into that certain Stock and Asset Purchase Agreement (the “Purchase Agreement”) by and among, the Company and Rexel USA, Inc., a Delaware corporation, and Rexel Integrated Solutions (Shanghai) Co. Ltd., a company organized and existing under the laws of the People’s Republic of China.
B.The Company desires to employ Executive as its Chief Executive Officer as of the Closing (as defined in the Purchase Agreement) (the date of such Closing, the “Effective Date”) on an “at-will” basis and Executive is willing to make Executive’s services available to the Company, as of the Effective Date, on the terms and conditions set forth in this Agreement.
C.As a result of such employment, Executive will obtain extensive and valuable knowledge and confidential information concerning the Company and any Covered Affiliate (“Covered Affiliate” means any of the direct or indirect subsidiaries of the Company).
AGREEMENT
The Company and Executive, intending to be legally bound upon the occurrence of the Effective Date, hereby incorporate the Recitals set forth above and agree as follows:
1.Representations and Warranties. Executive represents and warrants to the Company that (a) he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind (written, oral or otherwise) that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment with the Company or the performance of all duties and responsibilities hereunder to the fullest extent of Executive’s ability and knowledge; and (b) he has full power and capacity to execute and deliver, and to perform all of Executive’s obligations under, this Agreement.
2.Term. The term of Executive’s employment pursuant to this Agreement shall commence upon the Effective Date and shall continue for three (3) years, with automatic renewals for additional one (1) year renewal terms unless either party gives notice of nonrenewal 60 days prior to end of the then current Term, or until otherwise terminated in accordance with Section 5 (the “Term”). Notwithstanding anything herein to the contrary, this Agreement shall have no force and effect and shall not become effective (in any respect) unless and until the Effective Date occurs. If the Purchase Agreement is not executed or is terminated prior to the Closing (as defined in the Purchase Agreement) this Agreement shall be automatically terminated simultaneously with the Purchase Agreement and shall have no force or effect and, upon such automatic termination, neither party hereto shall have any obligation to the other party arising from this Agreement.

3.Duties. Executive will hold the office of Chief Executive Officer of the Company. Executive will have such duties and responsibilities as are commensurate with such title and as may be assigned, from time to time, by and subject to the direction and supervision of the Company’s Board of Directors (the “Board”). Executive and the Board or its designee(s) will consult and work together to facilitate an orderly transition with respect to any modification in Executive’s duties and responsibilities. During the Term, and excluding any periods of vacation or personal leave to which Executive is entitled, (i) Executive will render services on an exclusive basis to the Company, (ii) Executive will apply on a full-time basis all of Executive’s skill and experience to the performance of Executive’s duties, and (iii) Executive will devote as much time to the management of the business and affairs of the Company as is necessary for the proper conduct of the business and affairs of the Company. Executive may have no other employment and, without the prior written consent of the Company, no outside business activities (provided that the management of Executive’s personal assets and affairs, real estate investment and related matters, and Executive’s time spent on charitable activities will not be deemed outside business activities so long as such activities do not interfere with Executive’s performance of duties under this Agreement). Executive will perform Executive’s duties under this Agreement with fidelity and loyalty to the Company, to the best of Executive’s ability, experience and talent in a diligent, trustworthy, and businesslike manner consistent with Executive’s duties and responsibilities. Executive shall also comply with all policies, rules, and regulations of the Company which are communicated to Executive as well as all reasonable directives and instructions from the Board or its designee(s). The Company shall have the right to purchase in Executive’s name a “key man” life insurance policy naming the Company and any of its Covered Affiliates as the sole beneficiary thereunder, and Executive agrees to cooperate with the Company’s procurement of such policy.
4.Compensation. In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits during the Term of this Agreement:
(a)Compensation. The Company will pay Executive a base salary (the “Base Salary”) of $400,000 per annum payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary may be increased from time to time as determined by the Board in its sole discretion. Effective as of the date of any such modification, the Base Salary as so modified will be considered the new Base Salary for all purposes of this Agreement.
(b)Bonus. For each calendar year of Executive’s employment with the Company, Executive will be eligible to receive a bonus target (the “Bonus”) of 50% with stretch goals up to 65% of Executive’s Base Salary at certain performance thresholds. All such thresholds shall be established by the Board after consultation with Executive and may include qualitative and quantitative measures. Such goals are expected to be primarily based on the Company’s annual financial performance, with the balance being based on the achievement of certain strategic objectives set by the Board after consultation with Executive, typically during the annual budget and performance review process. An outline for performance thresholds in 2020 is set forth on Exhibit B. Any Bonus earned for any calendar year shall be paid in the immediately following calendar year, as soon as practicable after the audited financial statements for the Company for the year for which the Bonus is earned have been released (but no later than thirty (30) days after such release). Any Bonus amounts due shall be prorated based on the number of days in a given year that Executive was employed by the Company as its Chief Executive Officer.
(c)Benefits. Executive and Executive’s eligible dependents will be offered the opportunity to participate in such medical, retirement, and other employee benefit plans for which they are eligible as may be established from time to time by the Board for other Company employees and for other executive employees of the Company, subject to the general eligibility and participation provisions set forth in such plans. The Company shall provide Executive with a company car consistent with past practice and, subject to availably commercially reasonable pricing and an American Airlines Air Pass. Notwithstanding the foregoing, in no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 6 of this Agreement.
(d)Personal Leave. Executive will be entitled to take personal leave of up to four (4) weeks/20 days per annum plus three (3) personal days in accordance with the Company’s policy in effect from time to time. Personal leave will be taken at such times and dates as will not materially interfere with Executive’s duties and responsibilities to the Company.
(e)Expense Reimbursement. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company may adopt from time to time and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended.
(f)Equity Awards. On or as soon as practicable after the Effective Date, as additional compensation for services to be provided to the Company, 301 HW Opus Investors, LLC, a Delaware limited liability company and the owner, through a corporation holding company, of all of the equity of the Company (“Parent”) and Executive will enter into an Equity Grant Agreement under the terms attached hereto as Exhibit A. The Equity Grant Agreement shall provide that all of Executive’s vested units shall be transferrable (subject to Company’s option to repurchase such units at fair market value) to Executive’s estate, trust or personal representative, as the case may be, upon Executive’s death or Disability. If the Equity Grant Agreement conflicts with any term of this Employment Agreement this Employment Agreement shall control and such Equity Grant Agreement shall be amended as necessary to remove such conflict.
5.Termination.    Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder will terminate under any of the following conditions:
(a)Death. If Executive’s employment terminates before the expiration of the term herein because of Executive’s death, the Company shall pay Executive’s Estate or duly appointed personal representative, as the case may be, any unpaid salary through the date of death and any bonus earned but not yet paid, as well as reimbursement of any unpaid expenses incurred on behalf of the Company.

(b)Disability. The Company will have the right to terminate this Agreement if Executive incurs a Disability. For purposes of this Agreement, “Disability” means Executive’s inability to discharge the essential functions of Executive’s job with or without reasonable accommodation for a total of ninety (90) days during any twelve (12) month period as a result of mental or physical illness or incapacity as determined by the Board in good faith after consultation with a physician selected by the Board and approved by Executive (which approval shall not be unreasonably withheld and shall not be required if the Board determines in good faith that Executive’s Disability arises from a mental incapacity). The Company shall pay Executive any unpaid salary through the date of disability and any bonus earned but not yet paid, as well as reimbursement of any unpaid expenses incurred on behalf of the Company.
(c)Termination by the Company for Cause. Executive’s employment under this Agreement may be terminated by the Company upon the approval of the Board (excluding, for this purpose, Executive, if applicable) for Cause. For purposes of this Agreement, “Cause” for termination means the following:
(i)Executive pleads or is found guilty or nolo contendere to any felony or to any crime or offense (whether or not involving the Company or any Covered Affiliate) either (A) causing, or reasonably expected to cause, material harm to the Company (whether or not for personal gain), (B) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility, or (C) involving acts of theft, fraud or embezzlement or a material act of dishonesty involving the Company or a Covered Affiliate;
(ii)Executive’s willful misconduct or gross negligence (excluding a simple failure to perform duties) that causes or is reasonably expected to cause material harm to the Company or any Covered Affiliate (as defined below) or the Company’s or any Covered Affiliate’s business reputation, or commission of a material act of dishonesty involving the Company or any Covered Affiliate;
(iii)any material breach by Executive of Executive’s obligations under this Agreement or any other written agreement with the Company, which Executive fails to cure within thirty (30) days following receipt of written notice of such breach if such breach is capable of being cured;
(iv)Executive’s willful and material breach of the Company’s policies or procedures which Executive fails to cure within thirty (30) days following receipt of written notice of such breach if such breach is capable of being cured;
(v)any material misrepresentation at any time by Executive to the Company or the Board which causes, or is reasonably expected to cause, material harm to the Company or any Covered Affiliate which Executive fails to cure within thirty (30) days following receipt of written notice of such material representation if such misrepresentation is capable of being cured;

(vi)Executive’s willful failure or refusal to comply with the reasonable and lawful instruction of the Board which Executive fails to cure within thirty (30) days following receipt of written notice of such event if such failure or refusal is capable of being cured; or
(vii)Executive’s reporting to work under the influence of alcohol or illegal drugs, or other alcohol or drug abuse that adversely affects the performance of Executive’s duties or responsibilities.
For purposes of this Section 5(c), no act or failure to act by Executive shall be considered “willful” if it was done or omitted to be done with a reasonable belief that the action or omission was in the best interests of the Company or any Covered Affiliate.
Notwithstanding anything herein to the contrary, in the event that Cause exists as of the termination, such termination shall be deemed to be a termination for Cause for all purposes herein irrespective of the basis upon which such termination occurred so long as the Company has made a factual determination that such Cause exists.

(d)Termination by Executive for Good Reason. Executive will have the right to terminate this Agreement, and Executive’s employment hereunder, for Good Reason (as defined herein) upon written notice to the Company within sixty (60) days following the initial existence of one of the conditions specified in clauses (i) through (iv) herein and the Company fails to remedy the condition within thirty (30) days following receipt of written notice of such condition if capable of being cured. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in Executive’s Base Salary; (ii) a material change or diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location, of more than 75 miles from the initial office location at the start of this Agreement, at which Executive must perform the services under this Agreement; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.
(e)Termination After Notice. Executive’s employment hereunder may be terminated either by the Company with or without Cause or by Executive with or without Good Reason upon written notice, provided that (i) no termination of employment by the Company for Cause shall be effective until such notice is provided to Executive and any cure period specified in Section 5(c) shall have expired without cure having been effected and (ii) no termination of employment by Executive for Good Reason shall be effective until such notice is provided to the Company and the cure period specified in Section 5(d) shall have expired without cure having been effected. Except for termination of Executive’s employment for Cause, in the event the Company intends to terminate Executive’s employment with the Company in accordance with the terms of this Agreement, to the extent reasonably practicable, the Company will provide Executive with written notice, which notice shall specify the section of this Agreement pursuant to which Executive’s employment is to be terminated. If Executive’s employment is being terminated for Cause, the Company shall provide Executive with written notice of the specific section and reasons for such termination.
6.Payments Upon Termination.

(a)Accrued Compensation. Upon termination of Executive’s employment hereunder, the Company will be obligated to pay and Executive will be entitled to receive (i) on the next regularly scheduled payday following the termination date, the Base Salary that has accrued for services performed until the date of termination and which has not yet been paid, and
(ii) any bonus earned for the calendar year preceding the year of termination that has not yet been paid as of Executive’s termination, which bonus will become payable at the same time as annual bonuses are paid to other Company executives and based upon actual performance. In addition,
(A) Executive will be entitled to any vested benefits to which he is entitled under the terms of any applicable benefit plan or program, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program, and (B) to the extent permitted by applicable law and the terms of the Company’s health, vision and dental plans, Executive and Executive’s family may (but will not be required to) elect to continue to participate in the Company’s health, vision and dental plans, including any period required pursuant to COBRA or other applicable law. Further, Executive shall be entitled to reimbursement for expenses incurred during the Term on behalf of the Company in accordance with Company policies, provided that such expenses are evidenced by written receipts submitted to the Company, and payment for accrued personal leave in accordance with Company policies and applicable law.
(b)Without Cause; For Good Reason. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the Company will be obligated to pay and Executive will be entitled to receive: (i) all of the amounts and benefits described in Section 6(a); (ii) continuation of Executive’s then Base Salary at termination and it being further acknowledged that in the event of termination by Executive for Good Reason, Executive’s then Base Salary shall be the Base Salary in effect prior to the events under Section 5(d)(i) (paid in accordance with the Company’s ordinary payroll policies) during the period beginning on the date of Executive’s termination of employment and ending on the date that is twelve (12) months following the date of Executive’s termination of employment (the “Severance Period” (subject to extension as set forth in Section 9(a) below)); and (iii) if Executive timely elects to receive COBRA continuation coverage under the Company’s medical, dental or vision insurance plan, reimbursement of or direct payment to the insurer for the Company’s portion of such insurance premiums based on the cost sharing levels in effect as of the date of Executive’s termination of employment until the earlier of (A) the end of the Severance Period or (B) the date Executive becomes eligible to receive such coverage under a subsequent employer’s insurance plan (the payments contemplated by Sections 6(b)(ii) – (iii) are collectively referred to as the “Severance Amount”). The continuation of Executive’s Base Salary during the Severance Period referenced in Section 6(b)(ii) will only be paid in accordance with Section 13(n) hereof.
(c)Death; Disability. Upon termination of Executive’s employment upon the death of Executive pursuant to Section 5(a) or upon Executive’s Disability pursuant to Section 5(b), the Company will be obligated to pay, and Executive will be entitled to receive all of the amounts and vested benefits described in Section 6(a). For purposes of this Section 6(c), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.
(d)Other Termination. Upon: (i) voluntary termination of employment at any time during the Term by Executive without Good Reason, (ii) termination of employment by the Company for Cause or (iii) a termination following the Company’s election under Section 2 not to renew the Term for Cause, the Company will have no further liability under or in connection with this Agreement, except to provide all of the amounts and vested benefits described in Section 6(a).
(e)Breach Post-Termination. If (i) the Company has any obligation pursuant to Sections 6(b)(ii) – (iii) to make payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and (ii) (A) Executive breaches the terms and conditions of the Release (as defined in Section 6(f)), Section 7 or Section 8 of this Agreement or (B) engages in conduct in violation of Section 9, in the case of either (A) or (B), then, without limiting any other remedies that may be available to the Company, the Company may cease providing any such payments or other benefits pursuant to Sections 6(b)(ii) – (iii).
(f)Conditions to Receipt of Severance Payment. Payments of the Severance Amount are conditioned on Executive executing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined in Section 13(n) below), and not revoking, a release of all claims against the Company (the “Release”) in a form prepared and deemed acceptable by the Company, and continued compliance with the provisions of Section 7, Section 8 and Section 9 hereof.
7.Ownership of Intellectual Property. During the period of Executive’s employment or service with the Company or any Covered Affiliate, to the extent that Executive, alone or with others, develops, makes, conceives, contributes to or reduces to practice, or has prior to the date hereof done any of the foregoing, any intellectual property related to the duties of Executive hereunder or which results in any way from Executive using the resources of the Company or any Covered Affiliate, whether or not during working hours, such intellectual property is and will be the sole and exclusive property of the Company. The foregoing provision shall not apply to (a) any intellectual property that is not related to the Company’s business and was developed for charitable or academic use and which was not developed using resources of the Company or during working hours; or (b) an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company. To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. §101, such intellectual property will be considered to have been produced under contract for the Company as a work made for hire. In any event, and regardless of whether such intellectual property is deemed to be a “work made for hire”, Executive will disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property. Upon the Company’s request at any time and at their expense, including any time after termination of Executive’s employment, to the extent Executive can reasonably do so, Executive will execute and deliver to the Company such other documents as the Company deems reasonably necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such intellectual property.
8.Non-Disclosure of Confidential Information.
(a)Executive acknowledges and agrees that, during the Term, he may have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company and any Covered Affiliate including, but not limited to, the Company’s and any Covered Affiliates’ existing and contemplated services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s and any Covered Affiliates’ customers, prospective customers and contacts, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s and any Covered Affiliates’ present and prospective customers, suppliers, vendors, consultants and employees, and the particular business requirements of the Company’s and any Covered Affiliates’ present and prospective customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets; and the Company’s and any Covered Affiliates’ techniques of doing business, business strategies, and standards (including all non-public information of the Company and any Covered Affiliates, collectively, the “Confidential Information”). Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way. Executive’s obligations under this Section 8 will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a direct or indirect breach of Executive’s obligations under this Section 8 or any other similar provision by which Executive is bound, or as a result of disclosure by a third party whom Executive knew or should have known was under an obligation of confidentiality to the Company or any Covered Affiliate with respect to such Confidential Information. Specifically, Executive will, at all times, both during the Term and following termination of Executive’s employment, (i) maintain the Confidential Information in strict confidence; (ii) not disclose any Confidential Information to any person or other entity (except as required by law to governmental agencies charged with the enforcement of laws in relation to a pending investigation with such an agency in which case Executive will promptly notify the Company of such investigation); (iii) not use any Confidential Information to the detriment of the Company or any Covered Affiliate; (iv) not authorize or permit such use or disclosure; and (v) comply with the policies and procedures of the Company regarding use and disclosure of Confidential Information. Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Executive; (B) is thereafter disclosed or furnished to Executive by a third party who is not known by Executive to have acquired the information under an obligation of confidentiality; (C) is independently developed by Executive without the use of or reference to Confidential Information after the Effective Date; or (D) is disclosed by Executive (subject to compliance with the applicable provisions of this subsection) (a) under compulsion of applicable law.

(b)All files, papers, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company or any Covered Affiliate and Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, will at all times remain the exclusive property of the Company and such items and all copies thereof will be returned to the Company at the Company’s request or upon the termination of Executive’s employment. In connection with Executive’s termination of employment with the Company, Executive will reasonably cooperate with the Company in completing and signing a termination statement or affidavit in the form reasonably proscribed by the Company, which will contain Executive’s certification that he has no tangible Confidential Information in Executive’s possession.
(c)Nothing in this Section 8 shall prohibit Executive from disclosing information and documents (A) as required by law to any governmental agency charged with the enforcement of laws in connection with a pending investigation by such an agency (in which case Executive will promptly notify the Company of such pending investigation); or (B) when required by law, court order or valid and lawful subpoena or other legal process, provided that in the case of (B) above, Executive shall (i) give the Company the earliest possible notice thereof, (ii) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and (iii) assist such counsel at the Company’s expense in resisting or otherwise responding to such process, in each case to the fullest extent permitted by applicable laws or rules.
9.Restrictive Covenants. The parties hereto recognize that Executive’s knowledge and skill are a material factor in inducing the Company to enter into this Agreement. Further, in the course of the employment of Executive hereunder, and because of the nature of Executive’s responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the business operations of the Company and its Covered Affiliates, including, but not limited to, the Confidential Information. In addition, Executive may develop on behalf of the Company, a personal acquaintance with some of the customers and prospective customers of the Company and its Covered Affiliates. As a consequence, Executive will occupy a position of trust and confidence with respect to the Company’s affairs and its services. In view of the foregoing, and in consideration of the remuneration and other benefits Executive will receive under this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the restrictive covenants contained in this Agreement regarding the conduct of Executive during and after the employment relationship with the Company, and that the Company may suffer irreparable injury if Executive engages in conduct prohibited thereby. In consideration of Executive’s employment hereunder, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees as follows:
(a)Non-Competition. Both during the Term and for a period of twelve (12) months (subject to extension as provided below) following the termination of Executive’s employment (the “Non-Compete Restricted Period”), Executive will not, anywhere in North America, Europe or Asia (the “Territory”), directly or indirectly: (i) engage in any work for a

Competitor (as defined below) of the Company that is the same as or substantially similar to the work Executive performed or oversaw on behalf of the Company or any Covered Affiliate at any time during the last twelve (12) months of employment with the Company; and/or (ii) engage in any work for a Competitor (or otherwise participate in the ownership, management, financing or control of a Competitor) utilizing Confidential Information. For purposes of this Agreement, “Competitor” means any business that sells or provides products or services that are the same as or substantially similar to or otherwise competitive with the products or specialized services sold or provided, or that Executive has actual or constructive knowledge are planned to be sold or provided, by the Company or any Covered Affiliate at any time while Executive is an employee or director of the Company or any Covered Affiliate. Notwithstanding the foregoing, Executive may own, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) Executive, together with any of Executive’s affiliates and Executive’s immediate family members (which shall mean Executive’s wife and direct lineal descendants, but shall not include any other blood relative), owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither Executive nor any of Executive’s affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates. Nothing contained in this Section 9 is intended to unreasonably restrict Executive from utilizing Executive’s education and expertise in future employment, as long as such employment is not competitive with the Company or any Covered Affiliate. At the Company’s option, the Company may extend the Non-Compete Restricted Period by up to twelve (12) additional months (for a total Non-Compete Restricted Period of up to twenty-four (24) months) by delivering written notice of such extension to Executive prior to the end of the initial eight (8) months of the Non-Compete Restricted Period; provided that for each month the Non- Compete Restricted Period is so extended the Severance Period shall also be extended.
(b)Non-Solicitation. During the Term and for a period of twenty-four (24) months following the termination of Executive’s employment (the “Non-Solicit Restricted Period”), Executive will not, either on Executive’s own behalf or on behalf of any third party (except the Company) directly or indirectly:
(i)(A) seek to induce or otherwise cause any Customer (as defined below) (1) to cease being a customer of or to not become a customer of the Company or any Covered Affiliate, or (2) to divert any business of such Customer from the Company or any Covered Affiliate, or otherwise, to discontinue or alter in a manner adverse to the Company or any Covered Affiliate, such business relationship, (B) engage in any work for a Competitor that assists the Competitor in taking the actions described in Section 9(b)(i)(A), or (C) in any manner that is in competition with the Company or any Covered Affiliate solicit for business, provide services to, do business with or become employed (other than by the United States Government or any state or local government entity or agency thereof, or by any educational institution, provided that any such educational institution does not engage in business or activities which are competitive with the Company or any Covered Affiliate) or retained by, any Customer;
(ii)solicit or encourage to leave the employment or service of the Company or any Covered Affiliate, any officer or employee of, or any consultant to, the

Company or any Covered Affiliate, or participate in the process of hiring or hire any person or entity who is then, or who within the preceding twelve (12) months was an employee or consultant of the Company or any Covered Affiliate, or provide names or other information about the Company’s or any Covered Affiliate’s employees or consultants to any person or entity under circumstances which could lead to the use of that information for purposes of recruiting or hiring; or
(iii)except as an employee of the Company or any Covered Affiliate as permitted herein, otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between the Company or any Covered Affiliate, on the one hand, and any of its or their Customers, suppliers, consultants, or employees, on the other hand.
The foregoing restrictions shall not apply to solicitations made to the general public which are not targeted at employees of the Company or any Covered Affiliate.
(iv)For purposes of this Agreement, “Customer” means any person or entity: (i) that is a current customer of the Company or any Covered Affiliate at the time of the termination of Executive’s employment; (ii) that has been a customer of the Company or any Covered Affiliate within the twelve (12) month preceding the termination of Executive’s employment; or (iii) to which the Company or any Covered Affiliate has made contact with of which Executive is aware, or has made efforts of which Executive is aware related to making contact, during the twelve (12) months preceding the termination of Executive’s employment, and, in the case of either (ii) or (iii) above, provided that Executive was employed by the Company at the time such person or entity was a customer or at the time the Company made efforts related to a proposal for such person or entity, or Executive otherwise acquired non-public information regarding such person or entity in connection with Executive’s employment by the Company.
(c)Non-Disparagement. During the Term and thereafter, Executive and the Company will not at any time publish or communicate to any person or entity, directly or indirectly, any Disparaging (as defined below) remarks, comments or statements concerning Executive, the equity holders of the Company, Company or any Covered Affiliate, or any of their respective present and former members, managers, directors, officers, successors, and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, reputation, morality, or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. This Section 9(c) will not be applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any governmental authority, (iii) any truthful information provided to a government agency charged with enforcement of the law when the provision of such information is related to the agency’s investigation of a potential violation of the law, or (iv) any truthful information provided pursuant to any claim by Executive or the Company under this Agreement asserted in good faith.
(d)Additional Time. Executive agrees that the period during which the covenants contained in this Section 9 will be effective will be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 9.

(e)Independent Agreement. The covenants on the part of Executive in this Agreement will be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants. Each of the covenants of this Agreement is given by Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement and accept the obligations thereunder.
10.Reformation. If any of the provisions of Section 9 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
11.Conflicts of Interests. During the Term, without the prior written approval of the Company, Executive will not engage in any activity which is reasonably in conflict with the Company’s interests. In furtherance of this covenant, (a) Executive will notify the Company of any conflicts of interest or excessive gifts or offers of excessive gifts or any other remuneration from customers, suppliers or others doing or seeking to do business with the Company or any Covered Affiliate; (b) Executive will not receive remuneration from any party doing business with or competing with the Company or any Covered Affiliate unless the prior written consent of the Company is first obtained; and (c) Executive will promptly inform the Company of any business opportunities that come to Executive’s attention that relate to the existing or prospective business of the Company or any Covered Affiliate, and he will not participate in any such opportunities on behalf of any person or entity other than the Company or any Covered Affiliate; provided, however, that Executive may, during working hours, engage in reasonable time addressing issues related to Executive’s charitable efforts and managing Executive’s personal investments to the extent that such investments and time do not materially conflict with the Company’s interests or the interests of any Covered Affiliate.
12.Effect of Breach. Executive acknowledges Executive’s breach of Section 8 or Section 9 will cause irreparable harm which cannot be adequately compensated in monetary damages.
13.Miscellaneous.
(a)Severability. The covenants, provisions and sections of this Agreement are severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

(b)No Waiver. The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.
(c)Assignment. This Agreement is binding upon the Company and Executive and their respective heirs, personal representatives, successors and assigns; provided that, the services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void. The Company may, without the prior consent of Executive, assign its rights under this Agreement or delegate its duties and responsibilities under this Agreement to any subsidiary of the Company or any affiliate of the Company. The Company may, but only with the prior written consent of Executive (which shall not be unreasonably withheld), assign its rights under this Agreement or delegate its duties and responsibilities under this Agreement to any entity acquiring all or substantially all of the assets of the Company or to any other entity into which the Company may be liquidated, merged or consolidated. In furtherance of such rights of assignment, Executive agrees to acknowledge any such assignment in writing.
(d)Survival. Provisions of this Agreement which by their nature are intended to survive termination of Executive’s employment with the Company will survive any such termination of this Agreement, including Section 1, Section 6, Section 7, Section 8, Section 9,
Section 10, Section 12, and Section 13.
(e)Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of Delaware without giving effect to the choice of laws principles thereof.
(f)Jurisdiction; Venue. Each of the parties hereto by its execution hereof:
(i)irrevocably submits to the exclusive jurisdiction of any state court located in Delaware and to the exclusive jurisdiction of the United States District Court for the Delaware for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof, and agrees that any state and federal court serving Wilmington, Delaware will be deemed to be a convenient forum; and
(ii)waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.
The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of Delaware, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to this Agreement is reasonably calculated to give actual notice.
(g)Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, Executive and their respective attorneys, experts and other agents, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.
(h)No Oral Modifications. No alterations, amendments, changes, or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company and Executive.
(i)Notices. All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid (A) if to the Company, then to the Chairman of the Board or (B) if to Executive, to Executive’s last known address set forth in the Company’s personnel records. These addresses may be changed from time to time by written notice to the appropriate party.
(j)Entire Agreement. This Agreement, constitutes the entire understanding between the Company and Executive, and supersedes as of the Effective Date all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.
(k)NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.
(l)Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.
(m)Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the Company shall, in good faith, amend this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. To the extent any payment or benefits under this Agreement is subject to a right of offset by the Company, no such offset shall occur if it would cause a violation under Section 409A.
(n)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(o)Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.
(Signatures on following page.)

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

COMPANY:
301 HW Opus HoldCo, LLC

By:
Name: Brad Wallace Title:    President

EXECUTIVE:

Robert Connors

Signature Page to Employment Agreement

Exhibit A

Equity	You will participate in the Company's long-term Equity Incentive Plan. The Equity Incentive Plan will be structured as profits interests and should qualify as long-term capital gains under current tax laws assuming that (i) you file your 83(b) election in a timely manner and (ii) more than a year has passed since issuance before the units are sold and will not trigger a taxable event upon grant. The Equity Incentive Plan will include a combination of Time- Based (50%) and Performance-Based (50%) vesting as detailed below. All vested units will share pari passu with investors after the invested capital is returned plus a Preferred Return on Invested Capital of 8%.
Incentive
Plan

	Time Based Hurdle
	Units subject to time-based vesting will vest 10% per year over five years with the final 50% vesting upon a liquidity event. In the event of a sale of the Company prior to a given vesting date all Time Based Units will automatically vest.

	Performance Based Hurdle
	Performance-based units will vest 50% after 2.00x invested capital is returned to investors and 50% after 3.00x invested capital is returned to investors.

	Summary of Vesting Schedule
	MOIC Hurdle	% Vested	% Diluted Units Outstanding(1)
	Time Based	50.0%	7.50%
	2.00x	75.0%	3.75%
	3.00x	100.0%	3.75%
	(1) Units will be subject to dilution through additional equity issuances in the future, including new equity capital investments and/or issuance of additional Common Units.

	In the event of your separation from the Company for any reason (including death or Disability) prior to a liquidity event, (i) the Company will have the right, but not the obligation, to purchase your vested units at the then-current fair market value, and (ii) your unvested units will be forfeited.

	3.75% of the pool would be issued to you before any additional adjustments described in the Equity Investment section below. In addition, subject to you making the $1,000,000 investment outlined below you would be issued an additional 0.50% of the pool for a total of 4.25% of the pool.

Equity Investment	You will have the opportunity and will be encouraged to make a significant personal investment in the Company. For every $500,000 invested up to $1 million in the equity of the Company pari-pasu with the LKCM Headwater investment, you would be granted an additional .25% of the incentive pool at closing. This investment shall provide you with units of the same class as, and pari passu with, the Headwater units and your ownership percentage shall equal the pro-rata share of the amount of your investment relative to the total equity invested in the Company. The Company would agree to loan you up to $500,000 to invest in the Company at the Applicable Federate Rate of interest (minimum rate allowed by IRS) to pay for a purchase of half of such units.

In the event your employment is terminated, you will have the election to allow your investment to remain in the Company or to tender the units represented by your investment in the Company for purchase at the then- current fair market value, as determined by LKCM Headwater’s most recent quarterly valuation. Notwithstanding the foregoing, the Company shall not have an obligation to purchase the units represented by your investment if, in its sole discretion, the Company believes that making purchasing such units may reasonably be expected to cause (i) a default under the Company then- current credit facility or (ii) a liquidity challenge at the Company whereby it will require an additional investment to run the business or make planned investments after taking into account such purchase.

Exhibit B

Base Salary    $    400,000
Target Bonus    50%
Stretch Bonus    65%

Measurement 1: 2020 EBITDA*

Weighting	Threshold %	Threshhold Value	Bonus	% Target Bonus Earned
33%	90%	$17.53	$33,333	50%
	95%	$18.51	$50,000	75%
	Target	$19.48	$66,667	100%
	105%	$20.45	$76,667	115%
	110%	$21.43	$86,667	130%

Measurement 2: 2020 4Q EBITDA Run Rate %**

Weighting		Threshhold Value	Bonus	% Target Bonus Earned
33%		9.5%	$33,333	50%
		9.75%	$50,000	75%
	Target	10.00%	$66,667	100%
		10.25%	$76,667	115%
		10.50%	$86,667	130%

Measurement 3: 2020 4Q EBITDA Run Rate %**

Weighting
33%	Components to consider:
	Speed to terminate TSA
	Successful hiring of key personnel
	Minimizing one time carve out costs
	Minimizing on-going standalone costs
	Joint customer/supplier collaboration with Lawson Products
	Threshold 1	$40,000	60%
	Bonus Target	$66,667	100%
	Threshold 3	$86,667	130%
* Before ongoing and one-time stand-alone costs.
** Run-rate to be defined as 4Q 2020 Ebitda margin % and must be consistent with 2021 margin
% forecast.

Note: Minimum EBITDA of $16mm (post stand-alone costs) must be met in order for payout of Measurement 2 and 3